UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2015

IMS Health Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36381	27-1335689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

83 Wooster Heights Road

Danbury, CT 06810

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (203) 448-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2015, André Bourbonnais, a Class I director, notified IMS Health Holdings, Inc. (the “Company”) of his intention to resign from the Board of Directors (the “Board”) of the Company, effective January 30, 2015. Mr. Bourbonnais was designated for nomination by CPPIB Private Holdings, Inc., (“CPPIB-PHI”), a wholly-owned subsidiary of Canada Pension Plan Investment Board, and one of the sponsors of the Company. Pursuant to the Company’s amended and restated stockholders’ agreement, CPPIB-PHI is entitled to designate one director for nomination to the Board.

Mr. Bourbonnais has served on the Board since February 2010, and has also served as a member of the Leadership Development and Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Bourbonnais’ resignation occurs in connection with his decision to leave CPPIB-PHI and is not due to any disagreement with the Company’s Board or management. The Company thanks Mr. Bourbonnais for his service on the Board.

On January 30, 2015, the Board elected James Fasano, also designated for nomination by CPPIB-PHI, to fill the vacancy created by Mr. Bourbonnais’ resignation as a Class I director on the Board. Additionally, the Board has appointed Mr. Fasano to serve on the Leadership Development and Compensation Committee and the Nominating and Corporate Governance Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMS Health Holdings, Inc. (Registrant)

Date: February 2, 2015	By:	/s/ Ronald E. Bruehlman
	Name:	Ronald E. Bruehlman
	Title:	Senior Vice President and Chief Financial Officer